Exhibit 2.1

                                      Privileged and Confidential
May 31, 1995

The RTZ Corporation PLC &
  RTZ Indonesia Limited
6 St. James's Square
London SW1Y 4LD
England
Attention:  The Company Secretary

RTZ America, Inc.
100 Quentin Roosevelt Blvd.
Suite 503
Garden City, New York 11530
Attention:  The Company Secretary

Ladies and Gentlemen:

               Reference is made to the Agreement, dated as of May 2, 1995, by and between Freeport-McMoRan Inc. ("Parent") and Freeport-McMoRan Copper & Gold Inc. (the "Company), on the one hand, and The RTZ Corporation PLC ("RTZ"), RTZ Indonesia Limited (the "Purchaser") and RTZ America, Inc. ("RTZA"), on the other hand (the "Agreement"). Capitalized terms used herein have the meanings specified in the Agreement, unless otherwise defined herein.

               1. The parties agree that Section 9.5.1 of the Agreement is not intended to, and does not restrict RTZ or its Affiliates from acquiring Parent Common Stock upon conversion of any 6.55% Notes, however such 6.55% Notes are acquired.

               2. The parties agree that (a) the term "Registrable Securities" in the Registration Rights Agreement, dated as of May 12, 1995, by and among Parent, on the one hand, and RTZ and RTZA, on the other hand (the "Parent Registration Rights Agreement"), includes any shares of Parent Common Stock acquired by RTZ or its Affiliates upon conversion of any 6.55% Notes, however such 6.55% Notes are acquired, to the extent that such shares of Parent Common Stock are not freely transferable by RTZ or its Affiliates without registration under the Securities Act and (b) the term "Registrable Securities" in the Registration Rights Agreement, dated as of May 12, 1995, between the Company, on the one hand, and RTZ, RTZA and the Purchaser, on the other hand (the "Company Registration Rights Agreement") includes any shares of Class B Common Stock acquired by RTZ and/or its Affiliates in the Spin-Off as a result of ownership of Parent Common Stock acquired by RTZ or its Affiliates upon conversion of any 6.55% Notes, however such 6.55% Notes are acquired.

               3. The first sentence of Schedule 9.5.2 to the Agreement is hereby amended and restated to read in its entirety as follows:

          "RTZA, RTZ and their Affiliates will not during the five-year period following the Spin-Off sell, exchange, transfer or otherwise dispose of ("Dispose of") any shares of Parent Common Stock received upon the conversion of the 6.55% Notes or any shares of the Class B Common Stock received in the Spin-Off with respect thereto unless they first obtain either a supplemental private letter ruling from the IRS or an opinion of nationally recognized tax counsel, reasonably satisfactory to Parent, that such sale, exchange, transfer or other disposition (a "Disposition") will not adversely affect the tax-free nature of the Spin-Off or the ability of Parent to rely on the Spin-Off Private Letter Ruling, in each case other than with respect to Section 367(e); provided that this restriction will not apply to the Disposition by RTZA, RTZ and their Affiliates following the Spin-Off of (i) shares of Parent Common Stock that, when combined with any other shares of Parent Common Stock Disposed of by RTZA, RTZ and their Affiliates following the Spin-Off (other than in the manner described in (iii) below), aggregate less than 1% of the number of shares of Parent Common Stock outstanding immediately following the Spin-Off, (ii) shares of Class B Common Stock that, when combined with any other shares of Class B Common Stock Disposed of by RTZA, RTZ and their Affiliates following the Spin-Off (other than in the manner described in (iii) below), aggregate less than 1% of the number of shares of Company Common Stock outstanding immediately following the Spin-Off, or
          (iii) shares of both Parent Common Stock and Class B Common Stock where (x) such shares are Disposed of in accordance with a single plan of disposition that has been communicated by RTZA, RTZ or their Affiliates to a sales agent, (y) the Disposition is completed within 60 business days from the date of the first sale of Parent Common Stock or Class B Common Stock pursuant to such plan and (z) the shares of Parent Common Stock and Class B Common Stock Disposed of represent equal percentages of the respective numbers of shares of the Parent Common Stock and the Class B Common Stock that RTZA, RTZ and their Affiliates, in the aggregate, held immediately following the Spin-Off."

               4. Except to the extent amended by this letter, all of the provisions of the Agreement, the Parent Registration Rights Agreement and the Company Registration Rights Agreement shall continue in full force and effect and shall inure to the benefit of and shall be binding upon the parties thereto and their successors and permitted assigns.

               If  the   foregoing  accurately  sets   forth  our
agreement, please  so indicate  by signing  and returning  to the
undersigned  a  copy  of   this  letter,  whereupon  this  letter
agreement shall become a binding agreement among us.

                                        Very truly yours,

                                        FREEPORT-McMoRan INC.


                                        By  /s/ James R. Moffett

                                             Name:     James   R. Moffett
                                             Title:Chairman  of the Board
                                                   and Chief Executive Officer


                                        FREEPORT-McMoRan COPPER &
                                        GOLD, INC.

                                        By   /s/    Charles W. Goodyear
                                             Name:    Charles  W. Goodyear
                                             Title:   Senior Vice President
                                                      and Chief Investment
                                                      Officer
ACCEPTED AND AGREED TO AS OF THE
DATE FIRST ABOVE WRITTEN:

THE RTZ CORPORATION PLC

By  /s/ R. Adams
Name:  Robert Adams
Title:  Director

RTZ INDONESIA LIMITED

By  /s/ M.M. Freeman
Name:  Michael Freeman
Title:  Director

RTZ AMERICA, INC.
By  /s/ William M. Higgins
         Name:  William M. Higgins
         Title:  Vice President